U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                              FORM 4
            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and address of Reporting Person

W. C. Howlett
Box 326
Herndon, Virginia  22070


2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)



4.  Statement for Month/Year

     April/2000

5. If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer

X   Director
    Officer - Title -
    10% Owner
    Other

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1.  Title of Security

Williams Industries, Inc. Common Stock

2.  Transaction Date (Month/Year)

     December/1996

3.  Transaction Code

    J - This report is filed to disclose that I have disposed of my interest in Union Iron Co. and Union Land & Management Co. in a redemption transaction which left me with no beneficial interest in the shares held by those entities in which I formerly held an interest.

4.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    41,433         D         n/a (redemption of minority
                                 indirect interest)


5.  Amount of Securities Beneficially Owned at End of Month

    30,120


6.  Ownership Form: Direct (D) or Indirect (I)

    D


7.  Nature of Indirect Beneficial Ownership

    n/a

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Table II
Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Derivative Security

     Options to Buy

2.  Conversion or Exercise Price of Derivative Security

A.    $2.75
B.    $2.75
C.    $3.34

3.  Transaction Date (Month/Year)

A.  5/01/98 option granted
B.  1/22/99 option granted
C.  1/21/00 option granted

4.  Transaction Code

    Code
    n/a

5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

     n/a


6.  Date Exercisable and Expiration Date (Month/Date/Year)

     A. 5/1/98 and 4/30/03
     B. 1/22/99 and 1/21/04
     C. 1/21/00 and 1/20/05

7.  Title and Amount of Underlying Securities

    Williams Industries, Inc. Common Stock

    Amount or Number of Shares -

     A. 3000 shares
     B. 2500 shares
     C. 2500 shares

8.  Price of Derivative Security

     n/a

9.  Number of Derivative Securities Beneficially Owned at
    End of Month

     3 options as specified above

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

     D

11. Nature of Indirect Beneficial Ownership

     n/a

Signature

/s/ W. C. Howlett
    W. C. Howlett